Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”), dated as of March 20, 2006, is entered into by and among Kerzner International Limited, an international business company incorporated under the laws of The Commonwealth of The Bahamas (the “Company”), Solomon Kerzner (“SK”) and Howard B. Kerzner (“HBK”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company has entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) with K-Two Holdco Limited (“Parent”), and K-2 Subco Limited (“Merger Sub”), dated as of the date hereof, pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company as the surviving corporation;

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Company has required that each of SK and HBK agree, and each of SK and HBK has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements contained in this Agreement, the parties intending to be legally bound, hereby agree as follows:

ARTICLE I
COOPERATION

Section 1.1.    Company Acquisition Proposals. Each of SK and HBK will cooperate with and support, and not take any action intended to, or which would be reasonably likely to, frustrate, delay or impede, the Company’s and its Representative’s efforts to initiate, solicit and encourage, whether publicly or otherwise, Company Acquisition Proposals and any discussions or negotiations in connection therewith in accordance with the Merger Agreement. In furtherance and not in limitation of the foregoing, such cooperation shall include (i) participation in meetings, presentations, due diligence sessions and other sessions with Persons or groups that have indicated an interest in making a Company Acquisition Proposal and the Representatives and financing sources of such Persons (collectively, “Potential Acquirors”), (ii) assistance in preparation of solicitation materials, offering documents and similar documents to be used in connection with such efforts, (iii) in accordance with the terms of the Merger Agreement, promptly providing Potential Acquirors with access to all financial and other information concerning the Company or its Subsidiaries that the Company and its Representatives determine to provide to Potential Acquirors, including any and all information, confidential or otherwise, which has been provided to any Potential Co-Investor (as defined in the confidentiality agreement dated February 5, 2006 among the Company, SK, HBK and World Leisure Group Limited (“WLG”) (the “WLG Confidentiality Agreement”)) or any other direct or indirect investor or potential investor in Parent, or any of WLG’s, Parent’s or any such investor’s financing sources or potential financing sources or other Representatives (collectively, the “Investing Parties”), in each case in connection with the evaluation, consideration and negotiation of the Merger, the Merger Agreement and the transactions contemplated thereby (including, without limitation, the financing thereof), whether or not relating to pricing or other matters that are highly sensitive and whether or not provided to any Investing Parties prior to, on or after the date hereof (provided that notwithstanding the foregoing, neither SK nor HBK shall be under any obligation to provide Potential Acquirors with access to any notes, analyses, compilations, interpretations or other similar documents prepared by them (other than in their capacity as officers of the Company) or by Representatives of Parent or Parent’s Affiliates (other than the Company)) and (iv) cooperating and assisting in obtaining any consents, waivers, approvals and authorizations for and in connection with any Company Acquisition Proposal.

Section 1.2.    Cooperation with Acquiring Party. In the event that the Merger Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) thereof in order for the Company to enter into a definitive agreement with respect to a Company Acquisition Proposal (the “Alternative Transaction Agreement”):

(a)    Transitional Services. Each of SK and HBK will agree, to the extent the party making the Company Acquisition Proposal (the “Acquiring Party”) requests him to do so, at the discretion of the Acquiring Party, (i) to continue to perform his management functions consistent with past practice or (ii) to provide exclusive consulting services (on a full time or part time basis as determined by the Acquiring Party), in either case, for cash compensation at least equal to one-half of the annual cash compensation (including target bonus) in effect for all of fiscal year 2006 from the date on which the Company consummates the transactions contemplated by the Alternative Transaction Agreement (the “Transitional Services Start Date”) through the six-month anniversary of the consummation of the applicable Company Acquisition Proposal (the “Transitional Services End Date”). Notwithstanding the foregoing, in the event of a Partial Sale (as defined below), SK and HBK shall only be required to provide the services contemplated by this paragraph to the entity that owns Atlantis, Paradise Island. A “Partial Sale” shall mean any Superior Proposal which is effected in more than a single transaction.

(b)    Transaction Cooperation. Each of SK and HBK will, solely in their capacity as officers and directors of the Company, cooperate with and support and not take any action intended to, or which would be reasonably likely to, frustrate, delay or impede, the Company’s, the Acquiring Party’s and their respective Representatives’ efforts to consummate the transactions contemplated by the Alternative Transaction Agreement. In furtherance and not in limitation of the foregoing, such cooperation shall include (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii)  assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with any financing, (iii) executing and delivering any certificates as may be reasonably requested by the Company, (iv) promptly providing the Acquiring Party and its respective Representatives with access to all financial and other information concerning the Company or its Subsidiaries that the Company or its Representatives determine to provide to the Acquiring Party and its Representatives, (v) reasonably cooperating and assisting in obtaining any consents, waivers, approvals and authorizations for and in connection with such transactions and (vi) reasonably cooperating in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party or Governmental Authority.

(c)    Non-competition. Each of SK and HBK agrees that, during the period from the Transitional Services Start Date through his respective Transitional Services End Date and during his respective Noncompete Period (as defined below), he will not, directly or indirectly, (i) engage in any Competitive Business (as defined below) for his own account, (ii) enter the employ of, or render any services to, any person or entity engaged in any Competitive Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any person or entity engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the Transitional Services Start Date) between the Company and customers or suppliers of, or consultants to, the Company. For purposes of this Section 1.2(c), 1.2(d) and Section 1.5(a), the Company shall be construed to include the Company and its Subsidiaries and controlled Affiliates. Notwithstanding the foregoing, each of SK and HBK may, directly or indirectly own, solely as an investment: (i) securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over−the−counter market if he (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 3% or more of any class of securities of such person; (ii) certain passive investments in real estate opportunity funds that were separately disclosed to the Board of Directors of the Company in writing as of August 4, 2005 in connection with the Restricted Stock Agreement dated as of August 4, 2005 between the Company and HBK (the “Restricted Stock Agreement”); and (iii) passive investments in investment funds, the primary investment purpose of which is other than investing in gaming facilities or Destination Resorts (as defined below).

(d)    Non-solicitation. Each of SK and HBK agrees that during the period from the Transitional Services Start Date through his respective Transitional Services End Date and for a period of 12-months thereafter (or, in the event the Acquiring Party does not request SK or HBK to serve the Company as contemplated by Section 1.2(a), for such non-serving Person, the period from the date of consummation of the transactions contemplated by the Alternative Transaction Agreement to the 12-month anniversary thereof), he will not, directly or indirectly, (i) solicit, or directly or indirectly hire, any person who is an employee of or exclusive consultant then under contract with the Company or who was an employee of or exclusive consultant under contract with the Company within the six-month period immediately preceding such employee’s or consultant’s solicitation or hiring, directly or indirectly, by SK or HBK, or (ii) encourage to cease to work with the Company any person who is an employee of or consultant under contract with the Company (whether or not exclusive), in each case without the Company’s written consent.

(e)    Acknowledgements. It is expressly understood and agreed that although SK, HBK and the Company consider the restrictions contained in Sections 1.2(b) and (c) to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against SK or HBK, as applicable, such provision of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Section 1.3.    Effect on Existing Arrangements. In the event that SK or HBK is requested by the Acquiring Party to enter into the arrangements contemplated by Section 1.2(a), upon consummation of the applicable Company Acquisition Proposal, such arrangements shall supersede any arrangements with SK or HBK, as applicable, with respect to such matters then in existence. Subject to the foregoing sentence, each of SK and HBK acknowledges that he and his Affiliates continue to be bound by all existing agreements between them and the Company, including the Registration Rights and Governance Agreement dated July 3, 2001, the Restricted Stock Agreement and the WLG Confidentiality Agreement, and that this Agreement does not in any manner modify or limit the Company’s or their rights under such agreements. This Agreement is not intended to limit in any manner any fiduciary or other duties that SK or HBK may have to the Company or its shareholders in his capacity as an officer or director of the Company or otherwise.

Section 1.4.    Conditions to Obligations. Notwithstanding anything to the contrary contained in this Agreement, neither SK nor HBK shall be under any obligations under Section 1.2 of this Agreement unless the Alternative Transaction Agreement provides that all Company Restricted Shares, Company Options, Company SARs and Company RSUs granted to or held by SK, HBK or any other entities on their behalf will be treated in the same manner as provided in Sections 2.2(f) and 2.4 of the Merger Agreement.

Section 1.5.    Definitions. For purposes of the foregoing:

(a)    “Competitive Business” means any business, in any form, which owns, operates or manages any Destination Resort or gaming facility (i) located in the United Arab Emirates or (ii) otherwise (A) within 50 miles of any Destination Resort or gaming facility owned or operated or managed, in whole or in part, by the Company, or (B) within 50 miles of any proposed Destination Resort or proposed gaming facility with respect to which SK or HBK, as applicable, has actual knowledge that the Company is actively engaging in significant activities intended to result in owning or operating or managing such a facility, in each case at any time from the date of this Agreement through the Transition Services End Date; provided that in the event of a Partial Sale, “Competitive Business” shall be limited for each separate ongoing entity to (and each ongoing entity’s right to enforce the provisions of Section 1.2(c) of this Agreement shall be limited to) the Destination Resorts or gaming facilities described in clauses (ii)(A) and (ii)(B) above which are owned by such ongoing entity and in the case of clause (i) above to the ongoing entity which owns the Company’s project in the United Arab Emirates.

(b)    “Destination Resort” means a self−contained luxury resort having more than 1,500 hotel rooms with superior restaurant, sports, entertainment and shopping facilities.

(c)    “Noncompete Period” means (i) with respect to SK, the period from his Transitional Services End Date (or, in the event the Acquiring Party does not request SK to serve the Company as contemplated by Section 1.2(a), the Transitional Services Start Date) through the six-month anniversary thereof, and (ii) with respect to HBK, the period from his Transitional

Services End Date (or, in the event the Acquiring Party does not request HBK to serve the Company as contemplated by Section 1.2(a), the Transitional Services Start Date) through the 12-month anniversary thereof.

ARTICLE II
MISCELLANEOUS

Section 2.1.    Defined Terms. Capitalized terms that are used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

Section 2.2.    Notices. All notices, requests and other communications to any part hereunder shall be in writing (including facsimile or similar writing) and shall be given:

if to SK or HBK, to:

c/o Kerzner International Limited
Coral Towers
Paradise Island
Attention: Giselle M. Pyfrom
Fax: +1 242 363 2767

if to the Company, to:

Kerzner International Limited
730 Fifth Avenue -- Fifth Floor
New York, New York 10019
Attention: Richard Levine
Fax: (212) 659-5196

Section 2.3.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 2.4.    Jurisdiction. Each party irrevocably submits to the jurisdiction of (a) any Delaware State court, and (b) any Federal court of the United States sitting in the State of Delaware, solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any suit, action or proceeding relating hereto either in any Federal court of the United States sitting in the State of Delaware or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in any Delaware State court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in (i) any Delaware State court, and (ii) any Federal court of the United States sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 2.4 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 2.4 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 2.4. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.4.

Section 2.5.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

Section 2.6.    Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (it being understood that no such consent shall be required for the Company to assign its rights and obligations hereunder in connection with consummating any Company Acquisition Proposal).

Section 2.7.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and both of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 2.8.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only in a writing executed by the parties to be bound thereby.

Section 2.9.    Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto (in the case of the Company, acting through the Special Committee, if such committee still exists, or otherwise by resolution of a majority of its Disinterested Directors).

Section 2.10.       Termination of Agreement. This Agreement may be terminated: (i) by the mutual written consent of the parties hereto or (ii) by any party if the Merger Agreement is terminated for any reason whatsoever other than by the Company in accordance with Section 9.1(c)(ii) thereof. In the event that the Requisite Shareholder Approval is obtained, this Agreement shall terminate without any further action on the part of the parties hereto.

Section 2.11.   Enforcement. Each of SK and HBK agrees that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). Accordingly, it is agreed that in the event of a breach or threatened breach of this Agreement by SK or HBK the Company (and its successors and assigns) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such party is entitled at law or in equity. Each of SK and HBK irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by the Company.

[The remainder of this page is blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

KERZNER INTERNATIONAL LIMITED

By:	/s/ Eric Siegal
Name: Eric Siegal
Title: Chairman of the Special Committee

SOLOMON KERZNER

/s/ Solomon Kerzner

HOWARD B. KERZNER

/s/ Howard B. Kerzner